As filed with the Securities and Exchange Commission on May 10, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLIMCHER REALTY TRUST
(Exact name of issuer as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization) 180 East Broad Street Columbus, Ohio (Address of Principal Executive Offices)	31-1390518 (I.R.S. Employer Identification No.) 43215 (Zip Code)

Glimcher Realty Trust 2012 Incentive Compensation Plan
(Full title of the plan)

George A. Schmidt, Esq.
Executive Vice President of Development, General Counsel and Secretary
Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares of Beneficial Interest, $.01 par value per share	4,500,000(2)	$9.89	$44,505,000	$5,100.28

(1)
Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and (h), the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are computed on the basis of the average of the high and low prices for such security on May 9, 2012, as reported on the New York Stock Exchange.

(2)
The shares covered by this Registration Statement represent the common shares of beneficial interest issuable to participants under the Registrant’s 2012 Incentive Compensation Plan.  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares of the Registrant that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding common shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.           Plan Information; Registrant Information and Employee Plan Annual Information.

The information specified by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Glimcher Realty Trust 2012 Incentive Compensation Plan covered by this Registration Statement as required by Rule 428(b). These documents and the documents incorporated by reference to this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                        Incorporation of Documents by Reference.

The following documents filed by Glimcher Realty Trust, a Maryland Real Estate Investment Trust (the “Company”), with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference:

1.	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 24, 2012.

2.	The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2012 filed with the Commission on April 26, 2012;

3.	The Company’s current reports on Form 8-K dated January 4, 2012, January 20, 2012, March 12, 2012, March 21, 2012, March 27, 2012 and May 9, 2012;

4.	The Company’s definitive proxy statement on Schedule 14A, filed with the Commission on March 29, 2012; and

5.
The description of the common shares contained in the Company’s Registration Statement on Form 8-A, filed October 21, 1993, and the information thereby incorporated by reference contained in the Company’s Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading “Description of Shares of Beneficial Interest,” and the documents incorporated therein by reference, including any subsequently filed amendments and reports updating such description.

All documents filed subsequent to the filing date of this Registration Statement with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequent filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                       Description of Securities.

Not applicable.

Item 5.                       Interests of Named Experts and Counsel.

Not applicable.

Item 6.                       Indemnification of Trustees and Officers.

The Company’s Declaration of Trust and Amended and Restated Bylaws require us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former trustee or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in such capacity or any individual who, while a trustee or officer and at the Company’s request serves or has served as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in such capacity.  The Maryland REIT law permits a Maryland real estate investment trust to indemnify its trustee and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in such capacity, unless it is established that (i) the act or omission of the trustee or officer was material to the matter giving rise to such proceeding and (x) was committed in bad faith, or (y) was the result of active and deliberate dishonesty, (ii) the trustee or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

The Maryland Code of Courts and Judicial Proceedings also permits the declaration of trust of a real estate investment trust to include a provision limiting the liability of trustees and officers to the trust and shareholders for money damages, except to the extent the trustee or officer actually received an improper benefit or profit in money, property or services or a judgment or other final adjudication is entered based on a finding that the trustee or officer’s action or failure to act was the result of active and deliberate dishonesty material to the cause of action in the proceeding.  The Company’s Declaration of Trust contains a provision providing for elimination of the liability of our trustees and officers to the trust or our shareholders for money damages to the maximum extent permitted by Maryland law from time to time.  The Company may, with the approval of the Board of Trustees or any duly authorized committee, provide such indemnification and advance for expenses to any of its employees or agents or to any person who served a predecessor entity.

The Company has entered into indemnification agreements with its trustees and certain of its executive officers.  These agreements provide broader indemnity rights than those provided under Maryland law and the Company’s bylaws.  The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its trustees or executive officers, but if a trustee or executive officer were entitled to indemnity or contribution under a specific indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the trustee or executive officer.  Such recoveries would accrue to the Company’s benefit but would be offset by its obligations to the trustee or executive officer under the indemnification agreement.  The Company also maintains standard officers’ and directors’ liability insurance policies, as well as key man insurance policies for the Company’s chief executive officer, chief financial officer and president (for which the Company is the sole beneficiary).

Item 7.                       Exemption from Registration Claimed.

Not applicable.

Item 8.                       Exhibits.

4.1	Amended and Restated Declaration of Trust of Glimcher Realty Trust. (1)

4.2	Articles of Amendment to Glimcher Realty Trust Amended and Restated Declaration of Trust. (2)

4.3	Articles of Amendment to Glimcher Realty Trust Amended and Restated Declaration of Trust. (3)

4.4	Amendment to the Glimcher Realty Trust Amended and Restated Declaration of Trust. (4)

4.5	Amended and Restated Bylaws. (5)

4.6	Specimen Certificate for common shares of Beneficial Interest. (1)

4.7	Glimcher Realty Trust 2012 Incentive Compensation Plan.*

5.1	Opinion of Squire Sanders (US) LLP as to the legality of the Common Shares of Beneficial Interest being registered hereby.*

23.1	Consent of BDO USA, LLP.*

23.2	Consent of Squire Sanders (US) LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(1)	Incorporated by reference to the Glimcher Realty Trust’s Registration Statement on Form S-11, Registration No. 33-69740.

(2)	Incorporated by reference to Glimcher Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 21, 1995.

(3)	Incorporated by reference to Appendix A of the Glimcher Realty Trust’s Schedule 14A Proxy Statement filed, with the Commission on May 14, 2010.

(4)	Incorporated by reference to Glimcher Realty Trust’s Form 8-K, filed with the Commission on May 10, 2011.

(5)	Incorporated by reference to Glimcher Realty Trust’s Form 8-K, filed with the Commission on December 13, 2007.

* Filed herewith.

Item 9.                       Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbus, state of Ohio, on the 10th day of May 2012.

GLIMCHER REALTY TRUST By: /s/ Mark E. Yale Mark E. Yale Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mark E. Yale and George A. Schmidt, and each or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to the registration statement, and to file the same with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael P. Glimcher	Chairman of the Board and Chief Executive Officer	May 10, 2012
Michael P. Glimcher	(Principal Executive Officer)

/s/ Mark E. Yale	Executive Vice President, Chief Financial Officer and Treasurer	May 10, 2012
Mark E. Yale	(Principal Accounting and Financial Officer)

/s/ Herbert Glimcher	Chairman Emeritus of the Board of Trustees	May 10, 2012
Herbert Glimcher

/s/ David M. Aronowitz	Trustee	May 10, 2012
David M. Aronowitz

/s/ Richard F. Celeste	Trustee	May 10, 2012
Richard F. Celeste

/s/ Wayne S. Doran	Trustee	May 10, 2012
Wayne S. Doran

/s/ Howard Gross	Trustee	May 10, 2012
Howard Gross

/s/ Timothy J. O’Brien	Trustee	May 10, 2012
Timothy J. O’Brien

/s/ Niles C. Overly	Trustee	May 10, 2012
Niles C. Overly

/s/ Alan R. Weiler	Trustee	May 10, 2012
Alan R. Weiler

/s/ William S. Williams	Trustee	May 10, 2012
William S. Williams

EXHIBIT INDEX

4.1	Amended and Restated Declaration of Trust of Glimcher Realty Trust. (1)

4.2	Articles of Amendment to Glimcher Realty Trust Amended and Restated Declaration of Trust. (2)

4.3	Articles of Amendment to Glimcher Realty Trust Amended and Restated Declaration of Trust. (3)

4.4	Amendment to the Glimcher Realty Trust Amended and Restated Declaration of Trust. (4)

4.5	Amended and Restated Bylaws. (5)

4.6	Specimen Certificate for common shares of Beneficial Interest. (1)

4.7	Glimcher Realty Trust 2012 Incentive Compensation Plan.*

5.1	Opinion of Squire Sanders (US) LLP as to the legality of the Common Shares of Beneficial Interest being registered hereby.*

23.1	Consent of BDO USA, LLP.*

23.2	Consent of Squire Sanders (US) LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(1)	Incorporated by reference to the Glimcher Realty Trust’s Registration Statement on Form S-11, Registration No. 33-69740.

(2)	Incorporated by reference to Glimcher Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 21, 1995.

(3)	Incorporated by reference to Appendix A of the Glimcher Realty Trust’s Schedule 14A Proxy Statement filed, with the Commission on May 14, 2010.

(4)	Incorporated by reference to Glimcher Realty Trust’s Form 8-K, filed with the Commission on May 10, 2011.

(5)	Incorporated by reference to Glimcher Realty Trust’s Form 8-K, filed with the Commission on December 13, 2007.

* Filed herewith.